Exhibit 99.1

TEXAS DEPARTMENT OF BANKING
LEGAL NOTICE OF FILING
APPLICATION FOR SALE OF ASSETS
NAME CHANGE AND RELOCATION OF HOME OFFICE

Notice is hereby given that Sterling Trust Company, a Texas trust company (“Sterling”) with its principal office at 7901 Fish Pond Road, Waco, Texas, filed an application with the Texas Department of Banking on or about April 13, 2009, for permission to sell certain of its assets (the “Transferred Business”) to Equity Trust Company, a South Dakota trust company ("ETC"), and Sterling Administrative Services, LLC, a Texas limited liability company affiliated with ETC ("Texas Admin").  If approved, ETC and Texas Admin will continue to operate the Transferred Business out of Sterling’s existing offices in Waco, Texas and Sterling will relocate its home office to a new location at 510 North Valley Mills Drive, Suite 505, Waco, Texas.  Sterling will operate thereafter under the new name “UW Trust Company.”  The above-referenced application that has been filed by Sterling also requests the prior approval of the Texas Banking Commissioner for its proposed name change and home office relocation.

Any person wishing to comment on this application, either for or against, may file written comments with the Texas Department of Banking, 2601 North Lamar Boulevard, Austin, Texas 78705-4294 on or before the 14th day after the date of this publication. Such comments will be made a part of the record before and considered by the banking commissioner. Any person wishing to formally protest and oppose Sterling’s application for sale of assets, name change and home office relocation, and participate in the application process may do so by filing a written notice of protest with the Texas Department of Banking on or before the 14th calendar day after the date of this publication accompanied by a protest filing fee of $2,500. The protest fee may be reduced or waived by the banking commissioner upon a showing of substantial hardship.